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As filed with the Securities and Exchange Commission on February 14, 2003

Registration No. 333-99475

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROVIDIAN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2933952 (I.R.S. Employer Identification Number)

201 Mission Street
San Francisco, California 94105
(415) 543-0404
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Ellen Richey, Esq.
Vice Chairman, General Counsel and Secretary
Providian Financial Corporation
201 Mission Street
San Francisco, California 94105
(415) 543-0404
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Craig M. Wasserman, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.01 par value per share	14,000,000	$5.28	$73,920,000	$6,801

(1)
Plus such additional number of shares as may be required in the event of a stock dividend, stock split, split-up, recapitalization or other similar event.
(2)
This estimate is based on the average of the high and low sales price on the New York Stock Exchange of the common stock of Providian Financial Corporation on September 5, 2002, pursuant to Rule 457(c) under the Securities Act, and is made solely for the purposes of determining the registration fee.

        The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated February 14, 2003

PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

14,000,000 SHARES OF COMMON STOCK
PROVIDIAN FINANCIAL CORPORATION
DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

        We have created a Dividend Reinvestment and Direct Stock Purchase Plan and are offering participation in that plan by means of this prospectus. The plan has two components: a dividend reinvestment component and a direct stock purchase component. The dividend reinvestment component permits our shareholders to designate all or a portion of the cash dividends, if any, on their Providian Financial Corporation common stock for reinvestment in additional shares of our common stock. The direct stock purchase component permits our shareholders and new investors to purchase shares of our common stock at a low cost and in a convenient manner. The administrator of the plan is EquiServe Trust Company, N.A. (the "Administrator"). Some of the significant features of the plan are as follows:

  •
  Participants and new investors may purchase shares of our common stock through the direct stock purchase component of the plan by making optional cash investments of $100 to $10,000 per month.

  •
  Participants and new investors may, at our sole discretion, make optional cash investments in excess of $10,000 in a month.

  •
  Participants may purchase additional shares of our common stock without payment of brokerage commissions by automatically reinvesting all or a portion of their common stock cash dividends, if any.

  •
  Reinvestment of dividends through the plan is entirely voluntary, and participants may discontinue dividend reinvestments at any time. Shareholders who do not choose to participate in the dividend reinvestment component of the plan will continue to receive cash dividends, if and as declared, in the usual manner.

  •
  The Administrator will purchase our common stock directly from us or in open market or privately negotiated transactions, as we determine from time to time, to fulfill requirements for the plan. We expect that shares usually will be purchased directly from us.

  •
  Participants will receive a statement after each purchase of shares and an annual detailed statement showing all activity for the applicable year.

        To enroll in the plan you must complete and return an enrollment form to the Administrator. If you are a new investor, you also must submit or arrange for your initial investment payment. For further enrollment information, you should contact:

EquiServe Trust Company, N.A.
Attn: Providian Financial Corporation Stock Purchase Plan
P.O. Box 43081
Providence, RI 02940-3081

Telephone:
(800) 317-4445 (for shareholders)
(800) 482-8690 (for new investors)

TDD: (201) 222-4955. A telecommunications device for the hearing impaired is available.

Internet: Messages forwarded on the Internet will receive a prompt reply.
EquiServe's Internet address is: www.equiserve.com.

        The price at which our common stock may be purchased under the plan will be based on the then-current market price of our stock, as described in more detail in this prospectus. The closing price of our common stock on the New York Stock Exchange on            , 2003 was $            . We do not currently pay any cash dividends on our common stock and we do not currently have a plan to begin paying cash dividends on our common stock. We will bear the costs relating to the registration of our common stock being offered by this prospectus, estimated to be approximately $50,000.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is    , 2003

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS OR THOSE DOCUMENTS, AS APPLICABLE.

FORWARD-LOOKING INFORMATION

        We make statements about our business in our filings with the Securities and Exchange Commission that are "forward-looking" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and which are subject to the "safe harbor" created by those sections. Forward-looking statements include, among other things: expressions of the "belief," "anticipation," or "expectations" of management, statements as to industry trends or future results of operations of the Company and its subsidiaries, and other statements that are not historical fact. Forward-looking statements are based on various assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among the risks and uncertainties which can affect our future performance are:

  •
  competitive pressures;
  •
  factors that affect delinquency rates, credit loss rates and charge-off rates;
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  general economic conditions;
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  consumer loan portfolio growth;
  •
  changes in the cost and/or availability of funding due to changes in the deposit, credit or securitization markets, or changes in the way we are perceived in such markets and/or conditions relating to existing or future financing commitments;
  •
  the effect of government policy and regulation, whether of general applicability or specific to us, including restrictions and/or limitations relating to our minimum capital requirements, deposit taking abilities, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria;
  •
  changes in accounting rules, policies, practices and/or procedures;
  •
  product development;
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  legal and regulatory proceedings, including the impact of ongoing litigation;
  •
  interest rates;
  •
  acquisitions;
  •
  one-time charges;
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  extraordinary items;
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  the ability to attract and retain key personnel; and
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  the impact of existing, modified, or new strategic initiatives.

        These and other risks and uncertainties are described in our annual report to shareholders included in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date thereof, and are urged to read carefully all of these risk factors. We undertake no obligation to update any forward-looking statements.

PROVIDIAN FINANCIAL CORPORATION

        Providian Financial Corporation, based in San Francisco, California, was incorporated in Delaware in 1984 under the name First Deposit Corporation. Our name was changed from First Deposit Corporation to Providian Bancorp, Inc. in 1994 and to Providian Financial Corporation in 1997. We conducted our operations as a wholly owned subsidiary of Providian Corporation until June 10, 1997, when all of our then outstanding shares of common stock were spun off to the stockholders of Providian Corporation. Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "PVN." Our principal executive offices are located at 201 Mission Street, San Francisco, California, and our main telephone number is (415) 543-0404.

        Through our subsidiaries, Providian National Bank and Providian Bank, we provide credit card and deposit products to customers throughout the United States. We market our consumer loan and deposit products using distribution channels such as mail, telephone, and the Internet.

        In the third quarter of 2001, we announced a five-point plan designed to address underperformance and asset quality problems, focus our business on market segments with the best expected risk-adjusted returns, reduce expenses, and manage our capital, reserves and liquidity. Since that time, we have taken significant actions to rebuild and focus our business, including:

  •
  hiring a new Chief Executive Officer and strengthening our management team through the hiring of seasoned executives;

  •
  developing a Capital Plan, accepted by our banking subsidiaries' regulators, which provides a comprehensive plan and strategy for establishing and maintaining a strong capital position at our banking subsidiaries;

  •
  completing strategic asset sales in conjunction with the restructuring of our balance sheet, including the sale of our interests in the Providian Master Trust, the sale of our international businesses and the structured sale of a portfolio of higher risk credit card receivables;

  •
  shifting our business focus to the middle and prime market segments in order to achieve a more stable loan portfolio with more predictable earnings and lower, less volatile credit loss rates; and

  •
  implementing significant workforce reductions to effect cost savings.

        Additional information regarding Providian Financial Corporation, our business and related risks and uncertainties, can be found in the filings we make with the Securities and Exchange Commission. Please see "Where You Can Find More Information" in this prospectus for details on how you can obtain copies of these filings.

SUMMARY OF THE PLAN

        The following summary description of our Dividend Reinvestment and Direct Stock Purchase Plan is qualified by reference to the full text of the plan which is contained in this prospectus. Terms used in the summary have the meanings given to them in the plan.

Purpose of the Plan

        The purpose of the plan is to provide a convenient way for our shareholders to invest all or a portion of their cash dividends, if any, in additional shares of our common stock. The plan also provides us with a means of raising additional capital through the direct sale of our common stock.

Eligibility and Enrollment

        You can participate in the plan if you currently own shares of our common stock by submitting a completed enrollment form. You may participate directly in the plan only if you hold our stock in your own name. If you hold shares through a brokerage or other account, you may participate directly in the plan by having those shares transferred into your own name, or you can contact your broker or other custodian and arrange to have them participate in the plan on your behalf. If you do not currently own any shares of our common stock, you can participate in the plan by making an initial cash investment of at least $100 by check, through the Internet, or by automatic deduction from a U.S. bank account. If you do not currently own any shares of our common stock and choose to participate in the plan, or if you only own shares through a brokerage or other account and choose not to have your broker or other custodian participate in the plan on your behalf, there will be a one-time initial investment fee of $15.00.

Reinvestment of Dividends

        If you are currently a shareholder, you can reinvest your cash dividends, if any, on some or all of your common stock in additional shares of our common stock. We do not currently pay any cash dividends on our common stock and we do not currently have a plan to begin paying cash dividends on our common stock.

Optional Cash Investments up to $10,000

        If you are currently a shareholder or if you wish to become a shareholder, you can buy shares of our common stock through the plan. You can invest a minimum of $100 and a maximum of $10,000 in any one calendar month. Purchases may be made by check, through the Internet, or by automatic monthly deductions from a U.S. bank account.

Optional Cash Investments in Excess of $10,000—Request for Waiver

        Optional cash investments in excess of $10,000 per month may be made pursuant to a written request for waiver (a "Request for Waiver") and are not subject to a predetermined maximum limit on the amount of the investment. We may, but are not obligated to, approve the Request for Waiver. We also may, but are not obligated to, from time to time, offer up to a 5% discount on shares of common stock purchased with optional cash investments in excess of $10,000 in a given month. This discount, if any, will range from 0 to 5% and will be established at our discretion, along with any other terms, after a review of, among other things, current market conditions, the level of participation and our current and projected capital needs.

Purchase Date

        When the Administrator purchases shares of common stock from us, those purchases will be made on the "Purchase Date" in each month. If the Administrator is buying shares of common stock directly from us through dividend reinvestment, or through optional cash investments of up to $10,000, then the Purchase Date will occur on either the dividend payment date during any month in which we pay a cash dividend or the 25th day of any month in which we do not pay a cash dividend (or if that day is not a trading day, then the first trading day immediately preceding that date). If the Administrator is buying shares of common stock directly from us with an optional cash investment in excess of $10,000, then the applicable number of shares will be purchased from us on the last day of the Pricing Period (described in the last sentence of this paragraph). See "The Plan—Purchase Price—Optional Investments in Excess of $10,000" for more details. On the first business day of each month, we will announce if we are considering Requests for Waiver for that month and, if we are, then we will also announce the Pricing Period for that month. At our sole discretion, the "Pricing Period" for any particular month can range from one to ten consecutive trading days ending on the 25th day of that month (or if that day is not a trading day, then the first trading day immediately preceding that date).

        If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, the Administrator will purchase those shares as soon as practicable beginning on the day that would be deemed the Purchase Date if the common stock were purchased from us and will be completed no later than 30 days following that date for dividend reinvestments and 35 days following that date for optional cash purchases, except where completion at a later date is necessary or advisable under any applicable federal and state securities law or regulation.

        In each case, the shares that are purchased on your behalf will be made available to you through your account as soon as practicable following the applicable Purchase Date.

Source of Shares

        The Administrator will purchase shares of common stock either directly from us as newly issued shares of common stock or treasury shares, or from parties other than us, either in the open market or in privately negotiated transactions.

Purchase Price

        If the Administrator purchases shares of common stock directly from us with reinvested dividends or optional cash investments of up to $10,000, the Administrator will pay a price equal to 100% of the average of the daily high and low sales prices for a share of our common stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of our common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to three decimal places, if necessary.

        Shares of our common stock purchased directly from us pursuant to a Request for Waiver for optional cash investments in excess of $10,000 will be purchased by the Administrator at a price to you equal to the volume weighted average price per share obtained from Bloomberg, L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., New York City time, for each day during the Pricing Period assuming the threshold price is met on each day, less any discount established by us as described below, calculated pro rata on a daily basis.

        The price the Administrator will pay us for shares of common stock in the case of optional cash purchases in excess of $10,000 may be discounted by 0 to 5% at our discretion.

        If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the price per share to you for those shares will be deemed equal to the volume weighted average price per share paid by the Administrator for such shares, computed up to three decimal places, if necessary. The Administrator will purchase the shares as soon as practicable beginning on the applicable Purchase Date.

Number of Shares Offered

        Initially, 14,000,000 shares of common stock are authorized to be issued and registered under the Securities Act for offering pursuant to the plan. Because we expect to continue the plan indefinitely, we expect to authorize and register additional shares from time to time as necessary for purposes of the plan.

Fees

        We will pay all fees, brokerage commissions, and related expenses associated with the purchase of common stock in the open market or in negotiated transactions with third parties on behalf of participants. Shares for the plan purchased directly from us will not involve brokerage commissions or trading fees. There is, however, a one-time initial investment fee of $15.00 which will be deducted from the initial investment of new participants who are not our shareholders or who are beneficial owners of our stock and choose to utilize the enrollment procedures for new investors, which we describe in more detail in "—Enrollment Procedures."

        In the event that any form of payment is returned unpaid for any reason, such as a returned check, the participant will be subject to a $25.00 fee which will be deducted from the participant's account.

        In addition, participants that request the sale of any of their shares held in the plan must pay a service fee equal to $15.00, plus a processing fee of $0.12 per full and fractional share sold, which includes the applicable brokerage commissions the Administrator is required to pay, plus any applicable taxes. The fees will be deducted from the proceeds of the sale. The Administrator may effect any sales of shares for the plan through a broker-dealer, in which case the broker-dealer will receive a brokerage commission for effecting the transaction.

Advantages of the Plan

  •
  Both current shareholders and new investors may participate in the plan.

  •
  The plan provides participants with the opportunity to reinvest cash dividends, if any, in additional shares of our common stock in a convenient and economical manner.

  •
  The plan provides participants with the opportunity to make monthly optional cash investments, subject to minimum and maximum amounts, for the purchase of shares of our common stock in a convenient and economical manner.

  •
  Optional cash investments up to $10,000 may be made by check, through the Internet at www.equiserve.com, or by automatic monthly deductions from a U.S. bank account.

  •
  From time to time the plan may provide a 0 to 5% discount on shares of common stock purchased from us through optional cash purchases in excess of $10,000.

  •
  Cash dividends, if any, paid on our shares enrolled in the plan can be fully invested in additional shares of our common stock because the plan permits fractional shares to be credited to plan accounts. Dividends on fractional shares, as well as on whole shares, may also be reinvested in additional shares which will be credited to participants' plan accounts.

  •
  A participant may deposit with the Administrator for safekeeping without charge certificates representing any shares of our common stock held by the participant.

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  At no charge and at the request of participants, the Administrator will send certificates to participants for shares credited to their accounts.

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  At any time, a participant may request the sale of all or part of the shares credited to his or her account.

  •
  Participants will receive periodic statements reflecting all current activity, including purchases of plan shares and the most recent plan account balance.

Disadvantages of the Plan

  •
  No interest will be paid on dividends or optional cash investments held pending reinvestment or investment. In addition, optional cash investments of less than $100 and that portion of any optional cash investment which exceeds the maximum monthly purchase limit of $10,000, unless that limit has been waived, are subject to return to the participant without interest.

  •
  With respect to optional cash investments in excess of $10,000, the actual number of shares to be purchased will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period, participants will not know the actual price per share or number of shares they have purchased.

  •
  Because optional cash investments are not necessarily invested by the Administrator immediately on receipt, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

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  Sales of shares of common stock credited to a participant's plan account will involve a nominal service fee per transaction to be deducted from the proceeds of the sale by the Administrator, plus a processing fee and any applicable taxes.

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  Shares of common stock credited to a participant's plan account cannot be pledged unless and until a stock certificate is issued for these shares.

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  From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount, if any, from the market price of the shares of common stock acquired through optional cash investments under the plan. Transactions of this type may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of our stock in order to eliminate practices which are inconsistent with the purposes of the plan.

THE PLAN

        The provisions of the plan, in effect as of the date of this prospectus, are provided below. Shareholders who do not elect to participate in the plan will receive cash dividends, if and as declared and paid, in the usual manner.

Purpose

        The purpose of the plan is to provide our shareholders and other investors with a convenient and economical method of purchasing shares of our common stock and reinvesting all or a portion of their cash dividends, if any, in additional shares of our common stock. To the extent additional shares are purchased directly from us, the plan also provides us a means of raising additional capital through the direct sale of common stock.

Administration

        The plan will be administered by EquiServe Trust Company, N.A., with EquiServe, Inc. acting as the Service Agent. The Administrator acts as agent for participants, processes the purchasing of common stock acquired under the plan, keeps records of the accounts of participants, sends regular reports of account activity to participants and performs other duties relating to the plan. Shares purchased for each participant under the plan will be credited in book-entry form to such participant's account maintained by the Administrator, unless and until a participant requests the issuance of a stock certificate for, or sale of, all or part of that participant's shares. The Administrator also serves as dividend disbursement agent, transfer agent and registrar for our common stock. The Administrator reserves the right to resign, and we reserve the right to change administrators, in either case at any time upon reasonable notice to the other party.

        All correspondence and inquiries concerning the plan should be directed to:

EquiServe Trust Company, N.A.
Attn: Providian Financial Corporation Stock Purchase Plan
P.O. Box 43081
Providence, RI 02940-3081

Telephone:
(800) 317-4445 (for shareholders)
(800) 482-8690 (for new investors)

TDD: (201) 222-4955. A telecommunications device for the hearing impaired is available.

Internet: Messages forwarded on the Internet will receive a prompt reply.
EquiServe's Internet address is: www.equiserve.com.

Eligibility

        Our existing shareholders, as well as persons seeking to become new investors in our company, may participate in the plan.

        A registered holder, which means a shareholder whose shares of common stock are registered in our stock transfer books in his or her name, may participate in the plan directly. A beneficial owner, which means a shareholder whose shares of common stock are registered in a name other than his or her name (for example, in the name of a broker, bank or other nominee), may participate in the plan directly upon becoming a registered holder by having the shares transferred into his or her name. Alternatively, a beneficial owner may participate in the plan by making arrangements with his or her broker, bank or other nominee to participate in the plan on his or her behalf. A new investor may participate in the plan by making an initial cash investment in our common stock of not less than $100 or more than $10,000. This maximum limit of $10,000 applies unless a Request for Waiver (as described below) has been approved by us (in which case the initial investment may exceed $10,000).

        The right to participate in the plan is not transferable to another person apart from a transfer of the underlying shares of common stock. We reserve the right to exclude from participation in the plan persons who utilize the plan to engage in short-term trading activities that cause fluctuations in the trading of our common stock. We also reserve the right to exclude initial cash investments for any reason, including compliance with securities laws.

        In order to participate, you must fulfill conditions of participation described below under the caption "Enrollment Procedures;" and if you are a citizen or resident of a country other than the United States, its territories and possessions, your participation must not violate local laws applicable to you, us or the plan. Participants residing in jurisdictions in which their participation in the plan would be unlawful will not be eligible to participate in the plan.

Enrollment Procedures

        A person may participate in the plan by following the appropriate procedures set forth below.

  Our Registered Holders

          If you are a registered holder of our common stock (i.e., a holder of our common stock in your own name on our stock transfer books), you may enroll in the plan by submitting a completed enrollment authorization form (an "Enrollment Authorization Form") to the Administrator. Please note that if the shares you currently own are registered in more than one name, for example joint tenants or trustees, all registered holders of such shares must sign the shareholder Enrollment Authorization Form exactly as their names appear on the account registration.

  Our Beneficial Owners

          If you are a beneficial owner of our common stock (i.e., a holder of shares of common stock registered in the name of a financial intermediary, such as a bank, broker or other nominee), you may participate directly in the plan after you have instructed your financial intermediary to re-register your shares in your name. Costs associated with that registration will be borne by you.

  You may then enroll in the plan as a registered shareholder, without having to make an initial investment. Alternatively, you may make arrangements with your financial intermediary to participate in the plan on your behalf. The securities depository will then provide the Administrator with the information necessary to allow the beneficial owner to participate in the plan.

          Beneficial owners who wish to invest optional cash payments (as opposed to dividends) should use a Broker and Nominee Form (which we refer to as a "B&N Form") which provides the only means by which a broker, bank or other nominee holding shares of a beneficial owner in the name of a major securities depository may invest optional cash payments on behalf of the beneficial owner. A B&N Form must be delivered to the Administrator each time the broker, bank or other nominee transmits optional cash payments on behalf of the beneficial owner.

          Beneficial owners may also enroll and participate in the plan in the same manner as someone who is not currently an owner of our common stock, as described in the procedures below for interested investors. Beneficial owners who do so will be charged a one-time initial investment fee of $15.00.

  Interested Investors Who Do Not Currently Own Our Common Stock

          New investors may enroll in the plan by submitting a completed initial investment form (an "Initial Investment Form") to the Administrator together with a minimum initial investment of $100 by check, through the Internet, or by authorizing automatic deductions from a U.S. bank account as described below. For new investors opening an account under the plan there will be a one-time initial investment fee of $15.00.

        Enrollment Authorization Forms, B&N Forms, and Initial Investment Forms can be obtained at any time by contacting the Administrator toll-free at (800) 317-4445. Both the Enrollment Authorization Form and the Initial Investment Form appoints the Administrator as the participant's agent for purposes of the plan and directs the Administrator to apply to the purchase of additional shares of common stock the cash dividends, if any, on the number of shares of common stock specified by the participant on the applicable form. Each of the Enrollment Authorization Form, the B&N Form, and the Initial Investment Form also directs the Administrator to purchase additional shares of common stock with any optional cash or initial investments that the participant may elect to make.

        The Administrator will process Enrollment Authorization Forms, B&N Forms, and Initial Investment Forms as promptly as practicable. Participation in the plan will begin after the properly completed form and any required payments have been accepted by the Administrator.

Dividend Options

        We do not currently pay any cash dividends on our common stock. Whether we begin paying cash dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as the Board of Directors deems relevant.

        To the extent that there are cash dividends paid in the future, you may select from the following dividend options:

  •
  Receipt of Cash Dividends: You may elect to receive all or part of your dividends in cash by designating your election on the Enrollment Authorization Form or Initial Investment Form, as the case may be. Dividends paid in cash will be sent to you by check in the usual manner or by direct deposit, if you have elected the direct deposit option described below under the caption "Direct Deposit of Dividends." If you elect a partial cash payment of your cash dividends, you must specify the number of whole shares for which you want to receive cash dividends. Cash dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the plan in additional shares of common stock.

  •
  Reinvestment of Cash Dividends: You may elect to reinvest all or part of your cash dividends by designating your election on the Enrollment Authorization Form or Initial Investment Form, as the case may be. Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service.

Changing Dividend Options

        You may change dividend options by telephoning or writing to the Administrator or by submitting a new election on an Enrollment Authorization Form to the Administrator. To be effective for a specific dividend, any change must be received by the Administrator before the record date for that dividend.

Discontinuing Dividend Reinvestment

        You may discontinue reinvestment of cash dividends at any time by accessing your account through the Internet at www.equiserve.com or by giving telephone or written instructions to the Administrator. If the Administrator receives the request to discontinue dividend reinvestment on or after the record date for a dividend, the Administrator may either pay the dividend in cash or reinvest it under the plan on the next Purchase Date to purchase common stock on your behalf. If reinvested, the Administrator may sell the shares purchased and send the proceeds to you less any service fee, applicable processing fee and any applicable taxes. After processing your request to discontinue reinvestment of cash dividends, any shares credited to your account under the plan will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares you hold in stock certificate form, will be paid in cash by check or by direct deposit to a pre-designated bank account of your choice.

        IF YOU ELECT TO REINVEST YOUR DIVIDENDS, CASH DIVIDENDS WILL BE REINVESTED ON ALL SHARES OTHER THAN THOSE DESIGNATED FOR PAYMENT OF DIVIDENDS IN CASH IN THE MANNER SPECIFIED ABOVE UNTIL YOU SPECIFY OTHERWISE, OR UNTIL THE PLAN IS TERMINATED.

Investment Options

        Full investment of funds in common stock is possible under the plan. Fractional, as well as full shares, will be credited to your account.

  Check and Internet Investments

        You may make initial investments and optional cash investments (in at least the minimum amount of $100) by personal check payable in United States dollars to "EquiServe—Providian Financial Corporation." To be effective for a particular Purchase Date, the Administrator must receive your optional cash investment, in good funds at least (a) one business day before that Purchase Date for investments up to $10,000 or (b) one business day before the commencement of the Pricing Period for investments in excess of $10,000. You should mail your optional cash investment to the Administrator with the transaction form attached to each statement of account sent to you by the Administrator.

        Initial and optional cash investments up to $10,000 may also be made through the Internet at www.equiserve.com. For purchases through the Internet, please refer to the online confirmation for your account debit date and investment date.

  Automatic Investments

        You may make automatic optional cash or initial investments of a specified amount (not less than $100 nor more than $10,000 monthly) by electronic funds transfer from a pre-designated account at a United States bank or financial institution.

        If automatic deductions are used for optional cash or initial investments, you must complete and sign the section entitled "Authorization Form for Automatic Deductions" on either the Enrollment Authorization Form or Initial Investment Form and return it to the Administrator, with either a voided blank check or a deposit form for the bank account from which funds are to be drawn. You may also authorize automatic deductions through the Internet at www.equiserve.com. Requests to begin automatic deductions will be processed and will become effective as promptly as practicable. However, you should allow four to six weeks for the first investment to be initiated using this automatic investment feature.

        Once automatic deductions begin, funds will be withdrawn from your bank account on the third business day preceding each monthly Purchase Date.

        Automatic deductions will continue indefinitely until you notify the Administrator by telephone, in writing, or through the Internet that the automatic deductions are to stop.

        You may change or stop automatic deductions by notifying the Administrator by telephone, in writing, or through the Internet. You must complete a new Enrollment Authorization Form when you transfer ownership of shares or otherwise establish a new account on the Administrator's records, or close or change your designated bank account, or are assigned a new account number by your bank. To be effective for a particular Purchase Date, the Administrator must receive your new instructions at least six business days before that Purchase Date.

        Until funds submitted for a particular purchase of shares have cleared (whether in respect of a check or account debit), the Administrator reserves the right to retain such purchased shares pending clearance, before making the shares available to you for sale or issuing a share certificate to you. This holding period does not apply for purchases through reinvestment of dividends.

        In the event any check, draft or electronic funds transfer you may tender or order as payment to the Administrator to purchase our common stock pursuant to this plan is dishonored, refused or returned, you agree that the purchased shares when credited to your account may be sold, on the Administrator's order without your consent or approval, to satisfy any amount owing on the purchase. This amount owing will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and an additional service fee of $25.00. If the sale proceeds from the sale of the purchased shares are insufficient to satisfy the amount owing, you authorize the Administrator to sell additional shares then credited to your account as necessary to cover the amount owing, without further consent or authorization from you. The Administrator may sell shares to cover an amount owing in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market will be deemed to be commercially reasonable. You also grant the Administrator a security interest in all shares credited to your account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

  Direct Deposit of Dividends

        Through the plan's direct deposit feature, instead of receiving dividend checks, you may elect to have your cash dividends, if any, paid by electronic funds transfer to your pre-designated checking or savings account at a United States bank or financial institution on the dividend payment date. To receive dividends by direct deposit, you must complete, sign and return to the Administrator a direct deposit authorization form. You may obtain a direct deposit authorization form by contacting the Administrator at (800) 317-4445.

        Direct deposit authorization forms will be processed and will become effective as promptly as practicable after receipt by the Administrator. You may change your designated bank account for automatic direct deposit or discontinue this feature at any time by submitting to the Administrator a new direct deposit authorization form or by written instruction to the Administrator.

Optional Cash Investments up to $10,000

        If you are a current shareholder, or if you are a new investor and wish to become a shareholder, you may make optional cash investments through the Internet, by personal check, or automatic deduction from a U.S. bank account in the minimum amount of $100, up to a maximum amount of $10,000 monthly. In each case these investments will be subject to the fees described above under "—Investment Options."

        Except when accompanied by a Request for Waiver approved by us, the aggregate of your optional cash investments cannot exceed $10,000 per month. Optional cash investments up to $10,000 per month by check must be received by the Administrator on or before the business day prior to the next Purchase Date. Cash received after that date will be held by the Administrator for purchases to be made on the next Purchase Date. NO INTEREST WILL BE PAID ON ANY AMOUNTS RECEIVED AND HELD PENDING INVESTMENT BY THE ADMINISTRATOR.

        We may adjust the minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants. Optional cash investments will be returned to you upon your telephone or written request received by the Administrator not less than three business days before the applicable Purchase Date.

        YOU SHOULD BE AWARE THAT SINCE ALL INVESTMENTS UNDER THE PLAN ARE MADE AS OF SPECIFIED DATES, YOU MAY LOSE ANY ADVANTAGE THAT OTHERWISE MIGHT BE AVAILABLE FROM BEING ABLE TO SELECT THE TIMING OF AN INVESTMENT. NEITHER WE NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

Optional Cash Investments in Excess of $10,000—Request for Waiver

        Optional cash investments in excess of $10,000 per month may only be made pursuant to a Request for Waiver approved by us. There is no pre-established maximum limit applicable to optional cash investments that may be made pursuant to approved Requests for Waiver. We expect to approve Requests for Waiver to financial intermediaries, including brokers and dealers, and other participants from time to time. To submit an optional cash payment in excess of $10,000 for any monthly period, a participant must submit a written Request for Waiver, specifying the proposed investment amount, no later than two business days prior to the commencement of the relevant Pricing Period. It is solely within our discretion as to whether any Request for Waiver will be granted. In deciding whether to approve such a request, we will consider relevant factors including, among other things:

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  whether we are then selling newly issued shares of common stock and/or treasury shares or acquiring shares for the plan through open market purchases or privately negotiated transactions;

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  our need for additional funds;

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  the attractiveness of obtaining such funds by the sale of common stock by comparison to other sources of funds;

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  the purchase price likely to apply to any sale of common stock;

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  the participant submitting the request, including the extent and nature of that participant's prior participation in the plan, and the number of shares of our common stock held of record and/or beneficially by that participant; and

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  the aggregate amount, if any, of optional cash investments for which requests have been submitted by all participants.

        If Requests for Waiver submitted in any monthly time period are for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata, or by any other method which we in our sole discretion determine to be appropriate.

        To obtain a Request for Waiver form, please contact us at (800) 824-3202. Completed Requests for Waiver should be sent to us at Providian Financial Corporation, 201 Mission Street, San Francisco, California 94105, Attention: Direct Stock Purchase Plan or by facsimile to (800) 290-8504. If we approve your Request for Waiver, you must then send the Administrator a copy of the written waiver approval, together with your optional cash investment in good funds, on or before the business day prior to the first day of the relevant Pricing Period described in the approved Request for Waiver.

        The plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions which may cause fluctuations in the price or trading volume of our common stock. We reserve the right to modify, suspend or discontinue participation in the plan by otherwise eligible holders or beneficial owners of our common stock in order to eliminate practices which are not consistent with the purposes of the plan.

Purchase Date

        Except as described below, the Purchase Date is the date on which shares of our common stock are purchased with reinvested dividends and optional cash payments. The Purchase Date under the plan depends on how you purchase the shares and whether we issue new shares to you or the plan obtains your shares by purchasing them from parties other than us. In each case, the shares that are purchased on your behalf will be made available to you through your account as soon as practicable following the applicable Purchase Date.

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  Reinvested Cash Dividends: If the Administrator acquires shares directly from us, the Purchase Date for reinvested cash dividends is the date or dates declared by our Board of Directors for the payment of cash dividends, if any (or if that date is not a trading day, then the first trading day immediately preceding that date). If the Administrator acquires shares from parties other than us either in open market or privately negotiated purchases, those purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than 30 days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this plan as a "dividend record date."

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  Optional Cash Investments up to $10,000: If the Administrator purchases the shares directly from us, the Purchase Date for optional cash investments up to $10,000 will be on either the dividend payment date during any month in which we pay a cash dividend or the 25th day of any month in which we do not pay a cash dividend (or, if that date is not a trading day, then the first trading day immediately preceding that date). If the Administrator acquires shares from parties other than us either in open market or privately negotiated purchases, those purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than 35 days following that date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. Optional cash investments up to $10,000 must be received by the Administrator on or before the business day prior to a Purchase Date, otherwise the cash will not be invested until the next Purchase Date. For purchases through the Internet, please refer to the online confirmation for your account debit date and investment date.

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  Optional Cash Investments in Excess of $10,000: If the Administrator is buying shares of common stock directly from us with an optional cash investment in excess of $10,000 pursuant to an approved Request for Waiver, then the applicable number of shares will be purchased from us on the last day of the Pricing Period, the Purchase Date. The number of shares purchased from us, and the purchase price per share, will be determined by the procedures described below in "Purchase Price—Optional Cash Investments in Excess of $10,000." On the first business day of each month, we will announce if we are considering Requests for Waiver for that month, and if we are, then we will also announce the Pricing Period for that month. At our sole discretion, the Pricing Period for any particular month can range from one to ten consecutive trading days ending on the 25th day of that month (or if that day is not a trading day, then the first trading day immediately preceding that day). If the Administrator acquires shares from parties other than us either in open market or privately negotiated purchases, those purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than 35 days following that date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

        DIVIDENDS ARE PAID AS AND WHEN DECLARED BY OUR BOARD OF DIRECTORS. WE DO NOT CURRENTLY PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK AND WE DO NOT CURRENTLY HAVE A PLAN TO BEGIN PAYING CASH DIVIDENDS ON OUR COMMON STOCK. THERE CAN BE NO ASSURANCE AS TO THE DECLARATION OR PAYMENT OF A DIVIDEND, AND NOTHING CONTAINED IN THE PLAN OBLIGATES US TO DECLARE OR PAY ANY DIVIDEND ON OUR COMMON STOCK. THE PLAN DOES NOT REPRESENT A GUARANTEE OF FUTURE DIVIDENDS.

Source of Shares

        Shares will be, at our discretion, purchased:

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  directly from us in the form of either authorized but unissued shares or treasury shares;

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  on the open market or in privately negotiated transactions; or

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  in any combination of the above.

        Full and fractional shares acquired under the plan will be calculated and credited to participants' accounts. The number of shares purchased will be the total amount invested divided by the applicable purchase price per share as described below.

Purchase Price

        The Purchase Price is the price at which the Administrator purchases our common stock with reinvested dividends and optional cash payments. The Purchase Price under the plan depends in part on whether the Administrator purchases the common shares from us or from parties other than us. Please note that you will not be able to instruct the Administrator to purchase shares at a specific time or at a specific price. The Purchase Price also depends on whether we are offering discounts on optional cash purchases in excess of $10,000 under the plan at that time.

  Reinvested Dividends

        If the Administrator purchases shares of common stock directly from us with reinvested dividends, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of our common stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of our common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to three decimal places, if necessary.

        If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the price per share to you for those shares will be deemed equal to the volume weighted average purchase price paid by the Administrator for such shares, computed to three decimal places, if necessary.

  Optional Cash Investments up to $10,000

        If the Administrator purchases shares of common stock directly from us with optional cash investments of up to $10,000, the Administrator will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of our common stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of our common stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed to three decimal places, if necessary.

        If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the price per share to you for those shares will be deemed equal to the volume weighted average purchase price paid by the Administrator for such shares, computed to three decimal places, if necessary.

  Optional Cash Investments in Excess of $10,000

        Shares of our common stock purchased directly from us pursuant to a Request for Waiver for optional cash investments in excess of $10,000 will be purchased by the Administrator at a price to you equal to the volume weighted average price per share obtained from Bloomberg, L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., New York City time, for each day during the Pricing Period assuming the threshold price is met on each day, less any discount established by us as described below, calculated pro rata on a daily basis. For example, if a cash investment of $10 million is made pursuant to an approved Request for Waiver and the applicable Pricing Pricing has been set at ten days, the number of shares will be calculated for each day of the Pricing Period by taking a pro rata portion of the total cash investment for each day of the Pricing Period, which would be $1 million, and dividing it by the volume weighted average price per share obtained from Bloomberg, L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., New York City time, less the discount, if any. On the last day of the Pricing Period, the total investment amount of $10 million, will be divided by the total number of shares calculated over the ten days (assuming the Threshold Price, which we describe in the next paragraph, is met each day) in order to establish the Purchase Price.

        We may establish for any Pricing Period a minimum price (the "Threshold Price") for purchasing shares with optional cash investments made pursuant to written Requests for Waiver. We will, at least two business days prior to the commencement of the applicable Pricing Period, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount (and will notify the Administrator accordingly). The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount, will be made by us at our discretion after a review of, among other things, current market conditions, the level of participation in the plan, and our current and projected capital needs.

        The Threshold Price for optional cash investments made pursuant to written Requests for Waiver, if established for any Pricing Period, will be a stated dollar amount that the volume weighted average price per share obtained from Bloomberg, L.P., for the trading hours from 9:30 a.m. to 4:00 p.m., New York City time, for each trading day of the relevant Pricing Period (not adjusted for discounts, if any) must equal or exceed. If the Threshold Price is not satisfied for a trading day in the Pricing Period, then that trading day and the trading prices for that day will be excluded from that Pricing Period and a pro rata portion of the participant's cash will be returned, without interest. Thus, for example, if the Pricing Period applicable to an approved Request for Waiver is one day and the Threshold Price is not satisfied on that day, then no investment will be made and the participant's cash will be returned in full. Likewise, if the Pricing Period is five trading days and the Threshold Price is not satisfied for two of the five trading days in that Pricing Period, then the volume weighted average sales price for purchases and the amount of optional cash investments which may be invested will be based upon the remaining three trading days when the Threshold Price is satisfied. In that case, for each trading day on which the Threshold Price is not satisfied, one-fifth of the optional cash investment made by a participant pursuant to a Request for Waiver would be returned to that participant, without interest, as soon as practicable after the applicable Purchase Date. Similarly, a pro rata portion of the participant's cash will be returned if there are fewer trading days prior to the Purchase Date than are specified as the relevant Pricing Period for an approved Request for Waiver due to a market disruption or for any other reason, or if no trades in our common stock are reported on the New York Stock Exchange for a day during the Pricing Period on which the exchange is open.

        The Threshold Price concept and return procedure discussed above apply only to optional cash investments made pursuant to written Requests for Waiver.

        For any particular Pricing Period, we may waive our right to set a Threshold Price. Setting a Threshold Price for one Pricing Period will not affect the setting of a Threshold Price for any subsequent Pricing Period. Neither we nor the Administrator is required to provide any written notice to participants as to the Threshold Price for any Pricing Period. The Threshold Price for a particular Pricing Period will be set or waived at least two business days before the first day of the Pricing Period. Participants may ascertain whether the Threshold Price has been set or waived, as applicable, by telephoning us at (800) 824-3202.

        If the Administrator purchases shares of common stock in the open market or in privately negotiated transactions, then the price per share to you for those shares will be deemed equal to the volume weighted average purchase price paid by the Administrator for such shares, computed to three decimal places, if necessary.

  Discount

        In our sole discretion, a discount of 0% to 5% may be offered with respect to a particular Purchase Date to participants on purchases of our stock through optional cash investments made pursuant to written Requests for Waiver. Information on the discount rate, if any, being offered with respect to a particular Purchase Date may be obtained by contacting us at (800) 824-3202. The discount rate, if any, on optional cash investments made pursuant to written Requests for Waiver will be announced at least two business days before the first day of the Pricing Period.

Share Safekeeping and Share Certificate Mailings

        You may use the plan's "share safekeeping" service to deposit any common stock certificates in your possession with the Administrator. Shares deposited will be recorded in book-entry form and credited to your account. By using the plan's share safekeeping service, you will no longer bear the risks associated with loss, theft or destruction of physical stock certificates.

        The Administrator will promptly send you a statement confirming each certificate deposit. Shares deposited and credited to your account with the Administrator may be transferred or sold in a convenient and efficient manner. See "—Certificates for Shares" and "—Sale of Shares" below.

        STOCK CERTIFICATES SENT TO THE ADMINISTRATOR FOR SAFEKEEPING SHOULD NOT BE ENDORSED. Certificates should be mailed to the address listed above under "—Administration" by registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20). This represents the approximate cost to you of replacing certificates if they are lost in the mail.

Certificates for Shares

        Common stock purchased under the plan, and any certificated shares you may deposit for safekeeping, will be recorded in book-entry form and credited to your account. The Administrator will report the number of shares (including fractional shares) credited to your account as promptly as practicable after each purchase. You may obtain a certificate for all or any portion of the whole shares credited to your account at any time upon telephone or written request to the Administrator. Alternatively, you may also request the issuance of a stock certificate through the Internet. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market price of the common stock, less any service fee, a processing fee of $0.12 for each fractional share sold and applicable taxes. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment or payment of cash dividends, if any, on those shares.

Sale of Shares

        You may direct the Administrator to sell all or a portion of the shares of common stock credited to your account at any time by giving telephone or written instructions to the Administrator. Alternatively, you may also request a sale of your shares through the Internet. The Administrator will make every effort to process your order on the day it is received. However, your instructions must be received before 1:00 p.m., New York City time, on a business day during which the Administrator and the relevant securities market are open for your sale order to be processed on that day. If the dollar value of the sale is expected to exceed $100,000, you must submit your sale request in writing by completing and mailing the form attached to your account statement. In addition, the Administrator reserves the right to decline to process a sale if it determines, in its reasonable discretion, that supporting legal documentation is required.

        Sales will be made at the then-current market price of the common stock and the Administrator will send you a check for the sales proceeds, less a service fee of $15.00, a processing fee of $0.12 per full and fractional share sold, which includes the applicable brokerage commissions the Administrator is required to pay, plus any applicable taxes. The Administrator may effect any sales of shares for the plan through a broker-dealer, in which case the broker-dealer will receive the commission for effecting the transaction.

Adverse Market Conditions

        In the event of the occurrence of trading curbs, market closures, or similar cessations or reductions in market trading activities, neither we nor the Administrator will be able to guarantee the execution of any purchase or sale transaction according to the terms and conditions of the plan.

Gifts and Transfers of Shares

        You may transfer the ownership of all or part of the shares credited to your account to an account for another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your account must be made in whole share amounts. No fractional share may be transferred unless your entire account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of common stock certificates, including the requirement of a medallion stamp guarantee. The proper instructions, requirements and documents necessary to complete your transfer are available through the Administrator's website, www.equiserve.com, or you may call the Administrator at (800) 317-4445. Shares that are transferred will be credited in book-entry form to the transferee's account. An account will be opened in the name of the transferee, if the transferee is not already a registered shareholder and the transferee's account will be enrolled in the plan under the same dividend option as the transferor unless the transferor specifies differently. The transferee may change the dividend option after the transfer has been made as described under "—Dividend Options" above. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee's account.

Stock Splits, Stock Dividends and Rights Offerings

        Any dividends in common stock or split shares of common stock distributed by us on shares credited to your account or held by you in the form of stock certificates will be credited to your account. In a rights offering by us, you will receive rights based upon the total number of whole shares registered in your name, including shares held by you in stock certificate form and shares credited in book-entry form to your account.

Rights Plan

        Our Board of Directors has adopted a share purchase rights plan that provides for the distribution of rights to holders of outstanding shares of our common stock. Shares of common stock issued under the plan will also have these associated rights, subject to the terms and conditions of the rights plan. The rights plan and the rights are described in more detail in filings that we have made with the SEC and have incorporated by reference into this prospectus. For more information on how to obtain the filings that we have made with the SEC, please see "—Where You Can Find More Information."

Plan Reports

        Whenever you purchase, sell or deposit shares through the plan, the Administrator will furnish you as promptly as practicable a statement with the details of the transaction. All shares you hold or purchase through the plan are recorded in the same account. After each reinvested dividend, you will receive a detailed statement from the Administrator showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased and the total shares credited to your account. The statement also will show all year-to-date account activity, including purchases, sales and certificate deposits or withdrawals. In addition, you will receive a comprehensive year-end statement summarizing all activity in your account for the entire year. You should retain these statements to establish the cost basis of shares of common stock purchased under the plan for income tax purposes.

        In addition, you will receive copies of the same communications sent to all other holders of record of our common stock. This includes our annual report to shareholders, notice of annual meeting and proxy statement. The Administrator will also furnish to you Internal Revenue Service information for reporting dividends paid and proceeds derived from any sale of shares credited to your account in the form and manner as the Internal Revenue Service may require. All notices, statements and reports from the Administrator to you will be addressed to your latest address of record with the Administrator. Therefore, you must promptly notify the Administrator of any change of address.

Plan Costs

        All costs for the administration of the plan will be paid by us with the exception of:

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  Fees payable by you as described in this prospectus and summarized in "Summary of the Plan—Fees."

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  Any costs resulting from any form of payment by you for initial and/or optional cash investments being returned unpaid for any reason.

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  Those costs associated with your direction to the Administrator to sell all or a portion of your shares (as described under "—Sale of Shares" above).

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  Those costs related to a sale of a fractional share (as described under "—Certificates for Shares" and "—Sale of Shares" above).

Pledging of Shares in Your Account

        Except as described under "—Gifts and Transfer of Shares" above, common stock credited to your account may not be pledged or assigned. If you wish to pledge shares of common stock credited to your account, you must request that certificates for those shares be issued in your name as described under "—Certificates for Shares" above.

Voting Rights of Shares in Your Account

        If you participate in the plan, you, as a holder of our common stock, will have the same rights as every other holder of our common stock. You will be provided with all required documentation to vote whole shares of common stock you hold under the plan. Fractional shares may not be voted. You will receive proxy materials for voting instructions for annual meetings and other matters to be voted on by shareholders. A properly submitted proxy will be voted according to your instructions, with no vote being recorded for the shares represented by an abstention.

Termination, Suspension or Modification of the Plan

        We reserve the right to terminate, suspend or modify the plan at any time in whole, or in part, with respect to participants in one or more jurisdictions. All affected participants will receive notice of any termination, suspension or modification of the plan.

Limitations on Liability

        Neither we nor the Administrator (nor any of our agents, representatives, employees, officers, directors, or subcontractors) will be liable for any act done in good faith or for any good faith omission to act, including any claim arising out of a failure to cease reinvesting dividends for your account upon your death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of our common stock. You must recognize that neither we nor the Administrator can assure a profit or protect against a loss on shares purchased under the plan. The prices of shares purchased and sold under the plan will be determined by market conditions. Participants also cannot waive federal securities law liability.

        We are authorized to take any actions to carry out the plan as may be consistent with the terms and conditions of the plan. We reserve the right to interpret and regulate the plan as we deem desirable or necessary in connection with the plan's operations. The establishment and maintenance of the plan does not constitute assurances with respect to either the value of our common stock, whether or not we will begin to pay cash dividends on our common stock (or, if we begin to pay dividends, whether we will continue to pay dividends) or at what rate any dividends will be paid.

Termination of a Participant

        If you do not own at least one whole share registered in your name in stock certificate form or credited in book-entry form to your account, your participation in the plan may be terminated. In that event, you would receive a cash payment for the fractional share remaining in your account based on the then-current market price of common stock, less any service fee, and any applicable brokerage commission or taxes.

Governing Law

        The plan and its operations are governed by the laws of the State of New York and federal securities laws, if applicable.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        Reinvestment of Cash Dividends: Based on the current position of the Internal Revenue Service, when stock is acquired directly from us, if you reinvest dividends under the plan, you will be treated as receiving a taxable dividend on the Purchase Date in an amount equal to the fair market value of the shares of our common stock purchased for your account (rather than the amount of cash dividend otherwise payable to you). Your tax basis for shares purchased from us will be equal to the amount of dividend income recognized for federal income tax purposes. Your holding period for the shares will commence on the day after the Purchase Date.

        We believe that a participant's tax basis per share for shares purchased in the open market or in privately negotiated transactions will be equal to the weighted average purchase price per share of all shares purchased with respect to the relevant dividend payment date. In addition, a participant in this reinvestment plan will also realize a taxable dividend to the extent of an allocable portion of brokerage commissions paid by us with respect to shares purchased for the participant's account.

        Optional Cash Investments: Based upon the current position of the Internal Revenue Service, if you make optional cash investments for purchases of common stock under the plan, and shares are acquired directly from us, you will have a tax basis for shares purchased from us equal to the amount of your optional cash investment plus any dividend income recognized for federal income tax purposes. Your holding period will commence on the day after the date that the shares are purchased.

        We believe that the above rules also apply to purchases of shares acquired in the open market or in privately negotiated transactions rather than directly from us.

        You will also realize a taxable dividend to the extent that shares are acquired for your account directly from us at a discount, and also to the extent of an allocable portion of brokerage commissions paid by us with respect to any shares purchased for your account under the plan.

        In the case of corporate stockholders, dividends may be eligible for the dividends received tax deduction.

        The Administrator will report to participants and to the Internal Revenue Service information sufficient to apprise them of the amount that would constitute dividend income.

        The aforementioned positions of the Internal Revenue Service have not been tested in the courts and thus the rules stated above have not been established by judicial decision. The rules stated above are also subject to change. All plan participants should consult their own tax advisors to determine the particular tax consequences of their participation in the plan.

PLAN OF DISTRIBUTION AND UNDERWRITERS

        Pursuant to the plan, we may be requested to approve optional cash investments in excess of $10,000 pursuant to Requests for Waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to, whether the plan is then acquiring newly-issued shares of common stock or acquiring shares through open market purchases or privately negotiated transactions, our need for additional funds, the attractiveness of obtaining those funds by the sale of common stock under the plan in comparison to other sources of funds, the purchase price likely to apply to any sale of common stock, the participant submitting the request, including the extent and nature of the participant's prior participation in the plan and the number of shares of common stock held of record by the participant, the aggregate number of Requests for Waiver that have been submitted by all participants, and federal and state securities laws.

        Participants who acquire shares of common stock through the plan and resell them shortly after acquiring them, including to cover short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any person any rights or privileges other than those to which such person would be entitled as a participant, nor will we enter into any agreement with any person regarding their purchase of shares or any resale or distribution of shares. We may, however, approve requests for optional cash investments by them in excess of $10,000. If requests are submitted for an aggregate amount in excess of the amount we are willing to accept, we may honor requests in order of receipt, pro rata, or by any other method which we determine to be appropriate.

USE OF PROCEEDS

        The plan will raise additional capital for us to the extent that the plan purchases newly-issued shares of common stock or treasury shares from us (rather than shares acquired in the open market or in privately negotiated transactions). We do not know the number of shares of our common stock that will ultimately be purchased pursuant to the plan, or the prices at which the shares will be purchased. We currently intend to issue new shares to satisfy demand for shares under the plan; therefore, the plan is expected to raise additional capital for us. We intend to use the net proceeds from the sale of common stock for one or more of the following purposes: reduction of debt, investments in securities or other assets, investments in, or extensions of credit to, our subsidiaries, working capital, and general corporate purposes.

LEGAL OPINIONS AND EXPERTS

        Wachtell, Lipton, Rosen & Katz, our counsel, has passed upon the legality of our common stock offered by this prospectus. Wachtell, Lipton, Rosen & Katz is located at 51 West 52nd Street, New York, New York 10019.

        The financial statements incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we have filed with the SEC under the Securities Act of 1933 with respect to the shares of common stock being offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about Providian Financial Corporation and our common stock. The SEC's rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

        In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room, located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at rates prescribed by the SEC. You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330.

        You can also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC's website at www.sec.gov and at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows companies to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

        This prospectus incorporates by reference the documents or portions of documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

  •
  Our annual report on Form 10-K for the year ended December 31, 2001, as amended.

  •
  Our quarterly reports on Form 10-Q for the quarter ended March 31, 2002, as amended, and for the quarters ended June 30, 2002 and September 30, 2002.

  •
  Our current reports on Form 8-K filed with the SEC on January 15, 2002, January 18, 2002, February 11, 2002, February 15, 2002, February 20, 2002, March 18, 2002, March 26, 2002, April 15, 2002, May 15, 2002, June 17, 2002, June 25, 2002, July 10, 2002, July 15, 2002, August 14, 2002, August 15, 2002, September 17, 2002, October 15, 2002, November 8, 2002, November 18, 2002, December 9, 2002, December 16, 2002, December 20, 2002 and January 15, 2003.

  •
  The description of our common stock in our Form 10 filed with the SEC on April 17, 1997.

  •
  The description of our preferred stock purchase rights in our Form 8-A/A filed with the SEC on March 26, 1999.

        We also incorporate by reference additional documents that we may file with the Commission after the date of this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, proxy statements, and any amendments to the above documents.

        Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Providian Financial Corporation
Investor Relations Department
201 Mission Street
San Francisco, CA 94105
Telephone: (415) 278-6170

14,000,000 Shares

Common Stock
($0.01 Par Value)

P R O S P E C T U S

DIVIDEND REINVESTMENT AND
DIRECT STOCK PURCHASE PLAN

                     , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The estimated expenses payable by the registrant in connection with the offering described in this registration statement are as follows:*

Registration fee	$6,801
Legal fees and expenses	5,000
Accounting fees and expenses	5,000
Printing and duplicating expenses	15,000
Miscellaneous fees and expenses	15,000

Total	$46,801

*
Estimated, except for the SEC registration fee.

Item 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933. The registrant's Bylaws contain provisions covering indemnification of its directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers including proceedings under the Securities Act of 1933 or the Exchange Act of 1934. The registrant's Certificate of Incorporation provides for the indemnification of its directors to the fullest extent not prohibited by the DGCL and authorizes the indemnification by the Company of directors and officers as set forth in the DGCL.

        In addition, the Company has obtained directors' and officers' liability insurance.

Item 16. Exhibits.

5.1	—	Opinion of Wachtell, Lipton, Rosen & Katz.*
23.1	—	Consent of Ernst & Young LLP.**
23.2	—	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
24.1	—	Power of Attorney.*

*
Previously filed.

**
Filed herewith.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (b)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (c)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Providian Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on February 14, 2003.

PROVIDIAN FINANCIAL CORPORATION
By:	/s/ JOSEPH SAUNDERS
Joseph Saunders
Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOSEPH SAUNDERS Joseph Saunders	Chairman, President and Chief Executive Officer (Principal Executive Officer)	February 14, 2003
/s/ ANTHONY VUOTO Anthony Vuoto	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	February 14, 2003
/s/ DANIEL SANFORD Daniel Sanford	Executive Vice President and Controller (Principal Accounting Officer)	February 14, 2003
/s/ JAMES V. ELLIOTT* James V. Elliott	Director	February 14, 2003
/s/ RICHARD D. FIELD* Richard D. Field	Director	February 14, 2003
/s/ J. DAVID GRISSOM* J. David Grissom	Director	February 14, 2003
/s/ F. WARREN MCFARLAN* F. Warren McFarlan	Director	February 14, 2003
/s/ RUTH M. OWADES* Ruth M. Owades	Director	February 14, 2003

*
The undersigned, as attorney-in-fact, does hereby sign the Registration Statement on behalf of the officers and directors indicated above.
/s/ ANTHONY VUOTO
Anthony Vuoto

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibits
5.1	—	Opinion of Wachtell, Lipton, Rosen & Katz.*
23.1	—	Consent of Ernst & Young LLP.**
23.2	—	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
24.1	—	Power of Attorney.*

*
Previously filed.

**
Filed herewith.

QuickLinks

FORWARD-LOOKING INFORMATION
PROVIDIAN FINANCIAL CORPORATION
SUMMARY OF THE PLAN
THE PLAN
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION AND UNDERWRITERS
USE OF PROCEEDS
LEGAL OPINIONS AND EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
INDEX TO EXHIBITS